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                                                                    Exhibit 21.1


                                TARANTELLA, INC.
                           (A CALIFORNIA CORPORATION)


                                  SUBSIDIARIES


NAME OF SUBSIDIARY                                        PLACE OF INCORPORATION
The Santa Cruz Operation Pty. Limited                     Australia
SCO do Brasil Ltda.                                       Brazil
The Santa Cruz Operation de Mexico, S. DE R.L. DE C.V.    Mexico
The Santa Cruz Operation (Asia) Ltd.                      Delaware
The Santa Cruz Operation Latin America, Inc.              Delaware
Tarantella Limited                                        UK
Tarantella International                                  California, USA
Tarantella, Kabushiki Kaisha                              Japan
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